MDU Resources Reports Strong First Quarter Results; Affirms 2024 Guidance

•Pipeline has record first quarter earnings, up 82%.
•Utility first quarter earnings up 4%.
•Everus reports 8% earnings increase, record first quarter EBITDA and all-time record backlog.
•2024 guidance affirmed: Regulated energy delivery earnings in the range of $170 million to $180 million; Everus revenues of $2.9 billion to $3.1 billion with EBITDA of $220 million to $240 million.

BISMARCK, N.D. — May 2, 2024 — MDU Resources Group, Inc. (NYSE: MDU) today reported strong first quarter results from its utility, pipeline and construction services businesses, and it affirmed its 2024 guidance.

“Thanks to the continued dedication and hard work of our employees providing essential services to our customers, we finished the first quarter with strong performance across our businesses,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Our regulated pipeline business had outstanding results, with record first quarter transportation volumes and strong demand for its storage services; rate relief and higher electric retail sales volumes contributed to strong utility results; and Everus closed the quarter with record EBITDA and all-time record backlog. With our strong first quarter results, we are affirming our guidance for 2024.”

The following table summarizes the company's first quarter results:

	Three months ended March 31,
	2024	2023
	(In millions, except per share amounts)
Net income	100.9	38.3
Earnings per share, diluted	0.49	0.19

Income from continuing operations[1]	100.9	83.8
Earnings per share from continuing operations, diluted[1]	0.49	0.41

Adjusted income from continuing operations[2,3]	106.6	87.1
Adjusted earnings per share from continuing operations, diluted[2,3]	0.52	0.43

Regulated energy delivery earnings	73.1	63.8

Construction services
Revenue	625.7	754.3
Earnings	28.2	26.1
EBITDA[3]	46.9	43.5
1 MDU Resources has reported results and the transaction costs and certain interest expenses associated with the spinoff in 2023 of its construction materials and contracting business as discontinued operations. MDU Resources’ prior period results have been restated to reflect the spinoff.
2 Adjusted income from continuing operations excludes costs associated with MDU Resources’ strategic initiatives.
3 Adjusted income from continuing operations, adjusted earnings per share from continuing operations and EBITDA are non-GAAP financial measures. Additional explanation is provided in the "Non-GAAP Financial Measures" section of this news release.

“We continue to work toward finalizing the spinoff of Everus Construction Group, expected late this year, as we strive to become a pure-play regulated energy delivery business and shift our focus to our CORE strategy,” Kivisto said. Additional information about MDU Resources’ CORE strategy can be found in the company’s March 13 investor day presentation at www.mdu.com.

Regulated Energy Delivery Highlights
Electric and Natural Gas Utility
The electric and natural gas utility earned $58.0 million in the first quarter of 2024, compared to $55.5 million in the first quarter of 2023. Results were driven by:
•Approved rate relief in certain electric and natural gas jurisdictions.
•Electric retail sales volumes increasing 8% compared to first quarter 2023, primarily from electricity usage at a data center that began operating in the company’s service territory in mid-2023.
•Natural gas retail sales volumes decreasing 7% compared to first quarter 2023, largely related to warmer weather across the company’s service territory.

The utility, which serves 1.2 million customers, experienced 1.4% customer growth when compared to the first quarter of 2023.

Regulatory update:
•On Aug. 15, 2023, the utility filed with the South Dakota Public Utilities Commission an electric rate case requesting a revenue increase of $3 million, or 17.3%, and a natural gas rate case requesting a revenue increase of $7.4 million, or 11.2%. The requests are pending decisions by the commission. On March 1, 2024, the utility implemented interim electric rates that increase annual revenue $2.7 million, or 15.4%, and interim natural gas rates that increase annual revenue $7.4 million, or 11.2%. The interim rates are subject to refund based on the commission’s decisions in the cases.
•On Oct. 2, 2023, the utility filed with the North Dakota Public Service Commission an electric service agreement request to serve an additional data center that is expected to be online in mid-2024 in the utility’s service territory. The request is pending a decision by the commission.
•On Nov. 1, 2023, the utility filed with the North Dakota Public Service Commission a natural gas rate case requesting a revenue increase of $11.6 million, or 7.5%. The utility implemented interim natural gas rates effective Jan. 1, 2024, increasing annual revenue $10.1 million, or 6.5%. The interim rates are subject to refund based on the commission’s decision in the case.
•On March 29, 2024, the utility filed with the Washington Utilities and Transportation Commission a multiyear natural gas rate case requesting an annual revenue increase of $43.8 million, or 11.6%, effective March 1, 2025, and $11.7 million, or 2.8%, effective March 1, 2026. The request is pending a decision by the commission.
•The utility expects to file natural gas rate cases in Montana, Oregon and Wyoming in 2024.

The company’s new Heskett Unit IV, an 88-megawatt natural gas-fired electric generating facility near Mandan, North Dakota, is expected to be online in the second quarter.

Pipeline
The pipeline had record first quarter earnings of $15.1 million, up 82% compared to $8.3 million in first quarter 2023. Results were driven by:
•Record first quarter transportation volumes, primarily from expansion projects that were placed in service in late 2023 and early 2024.
•Higher revenue from new transportation and storage rates, as approved by the Federal Energy Regulatory Commission, that were effective Aug. 1, 2023.
•Strong demand for natural gas storage services.

The pipeline business has a number of growth projects, including:
•The Line Section 27 expansion project in northwestern North Dakota, which was placed in service March 1, 2024, and added 175 million cubic feet of natural gas transportation capacity per day.
•The Line Section 28 expansion project, which is expected to add 137 million cubic feet of natural gas transportation capacity per day and serve a natural gas-fired power plant in northwestern North Dakota. Construction of the project began in April 2024 and is expected to be in service in the third quarter of 2024.
•The Wahpeton expansion project in eastern North Dakota, which is expected to add approximately 20 million cubic feet of natural gas transportation capacity per day. Construction is expected to begin in June, with the project expected to be in service in late 2024.
•A number of future expansions that are in early planning stages.

Construction Services Highlights
Everus had revenues of $625.7 million and earnings of $28.2 million in the first quarter, compared to record quarterly revenues of $754.3 million and earnings of $26.1 million in the first quarter of 2023. The business also had record EBITDA of $46.9 million in the first quarter, compared to EBITDA of $43.5 million in the first quarter of 2023.

Results were driven by:
•Higher demand for utility-related transmission and underground work.
•Strong demand for institutional-related electrical and mechanical work, particularly government and health care projects.
•Margin improvement from efficiency gains on projects and increased transmission and distribution workloads.
•The absence of certain hospitality-related projects that were completed in late 2023.
•Higher selling, general and administrative costs.

Everus' backlog was an all-time record $2.18 billion at March 31, compared to $2.10 billion as of March 31, 2023.

As previously announced, MDU Resources is working toward a tax-free spinoff of Everus into a separate, publicly traded company. The spinoff is expected to be complete in late 2024.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed the spinoff of Knife River Corporation, which became an independent, publicly traded company. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff.

MDU Resources is reporting adjusted income from continuing operations and adjusted earnings per share that exclude the costs associated with its strategic initiatives. Adjusted income from continuing operations and adjusted earnings per share are non-GAAP measures. The “Non-GAAP Financial Measures” section of this news release explains the earnings adjustments. More information about MDU Resources’ strategic initiatives can be found on the company’s website at www.mdu.com.

Guidance
Because of MDU Resources’ ongoing strategic initiatives, the company is providing guidance for 2024 results by business. Guidance does not include transaction costs associated with the strategic initiatives or costs associated with standing up the construction services business as a public company. For 2024, MDU Resources expects:
•Earnings from its regulated energy delivery businesses in the range of $170 million to $180 million.
•Construction services revenues in the range of $2.9 billion to $3.1 billion, with margins comparable to 2023, and EBITDA of $220 million to $240 million.

The expected 2024 results are based on these assumptions:
•Normal weather for the remainder of the year, including precipitation and temperatures, across all company markets.
•Normal economic and operating conditions.
•Continued availability of necessary equipment and materials.
•Electric and natural gas customer growth continuing at a rate of 1%-2% annually.
•No planned equity issuances.

Conference Call
MDU Resources’ management will discuss on a webcast at 2 p.m. EST today the company’s first quarter results. The webcast can be accessed at www.mdu.com under the “Investors” heading. Select “Events & Presentations,” and click on “Q1 2024 Earnings Conference Call.” A replay of the webcast will be available at the same location.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. Founded in 1924, the company is celebrating its 100th anniversary, learn more at www.mdu.com/100th-anniversary. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, assistant treasurer, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies such as the pursuit of a tax-free spinoff of its construction services business and proposed future structure of a pure-play regulated energy delivery company will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, earnings per share, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations, its impacts related to the non-recurring costs associated with strategic initiatives. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2024	2023
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$586.0	$673.9
Non-regulated pipeline, construction services and other	627.8	756.2
Total operating revenues	1,213.8	1,430.1
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	105.7	102.0
Non-regulated pipeline, construction services and other	566.2	694.5
Total operation and maintenance	671.9	796.5
Purchased natural gas sold	258.6	371.0
Depreciation and amortization	55.8	52.3
Taxes, other than income	59.0	67.4
Electric fuel and purchased power	32.6	24.4
Total operating expenses	1,077.9	1,311.6
Operating income	135.9	118.5
Other income	13.8	10.4
Interest expense	28.7	24.0
Income before income taxes	121.0	104.9
Income tax expense	20.1	21.1
Income from continuing operations	100.9	83.8
Discontinued operations, net of tax	—	(45.5)
Net income	$100.9	$38.3

Earnings per share – basic:
Income from continuing operations	$.50	$.41
Discontinued operations, net of tax	—	(.22)
Earnings per share – basic	$.50	$.19
Earnings per share – diluted:
Income from continuing operations	$.49	$.41
Discontinued operations, net of tax	—	(.22)
Earnings per share – diluted	$.49	$.19
Weighted average common shares outstanding – basic	203.8	203.6
Weighted average common shares outstanding – diluted	204.2	203.9

Selected Cash Flows Information[1]
	Three Months Ended
	March 31,
	2024	2023
	(In millions)
Net cash provided by (used in) operating activities	$165.1	$(43.6)
Net cash used in investing activities	(117.3)	(151.0)
Net cash provided by (used in) financing activities	(35.5)	207.3
Increase in cash and cash equivalents	12.3	12.7
Cash and cash equivalents - beginning of year	77.0	80.5
Cash and cash equivalents - end of period	$89.3	$93.2
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2024 Estimated	2025 Estimated	2026 Estimated	2024 - 2028 Total Estimated
	(In millions)
Electric	$114	$154	$199	$881
Natural gas distribution	345	301	288	1,431
Pipeline	107	77	42	405
Construction services[2]	52	—	—	52
Total capital expenditures[1]	$618	$532	$529	$2,769

[1] Excludes "Other" category, as well as net proceeds from the sale or disposition of property.
[2] Assumes proposed tax-free spinoff completed in late 2024.
Note: Total capital expenditures is presented on a gross basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the proposed separation of Everus.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest, taxes, and depreciation and amortization, EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization, and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives and adjusted earnings per share from continuing operations as earnings per share from continuing operations before any transaction-related impacts from strategic initiatives.

The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment and the non-recurring costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations, and GAAP net income to adjusted EBITDA from continuing operations for actual as well as forecasted results, as applicable. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2024	2023
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$100.9	$83.8
Adjustments:
Costs attributable to strategic initiatives, net of tax[1]	5.7	3.3
Adjusted income from continuing operations	$106.6	$87.1

Earnings per share reconciliation - diluted
Earnings per share from continuing operations	$.49	$.41
Adjustments:
Loss per share attributable to strategic initiative costs[1]	.03	.02
Adjusted earnings per share from continuing operations	$.52	$.43

	Three Months Ended
	March 31,
	2024	2023
	(In millions)
Net income	$100.9	$38.3
Discontinued operations, net of tax	—	(45.5)
Income from continuing operations	100.9	83.8
Adjustments:
Interest expense	28.7	24.0
Income tax expense	20.1	21.1
Depreciation and amortization	55.8	52.3
EBITDA from continuing operations	$205.5	$181.2
Adjustments:
Costs attributable to strategic initiatives, net of tax[1]	5.7	3.3
Adjusted EBITDA from continuing operations	$211.2	$184.5
[1] Includes costs attributable to strategic initiatives of $6.6 million, net of tax of $0.9 million and $4.4 million, net of tax of $1.1 million for the three months ended March 31, 2024 and 2023, respectively, which were not included in discontinued operations. For comparability, strategic initiative costs originally reported in 2023 have been adjusted. 2023 strategic initiative costs associated with the Knife River separation are now reflected in discontinued operations.

EBITDA Guidance Reconciliation for 2024
	Construction Services
	Low	High
	(In millions)
Income from continuing operations	$140.0	$150.0
Adjustments:
Interest expense	10.0	15.0
Income tax expense	45.0	50.0
Depreciation and amortization	25.0	25.0
EBITDA from continuing operations	$220.0	$240.0

Electric	Three Months Ended
	March 31,
	2024	2023	Variance
	(In millions)
Operating revenues	$107.7	$95.7	13%
Operating expenses:
Electric fuel and purchased power	32.6	24.4	34%
Operation and maintenance	30.6	29.9	2%
Depreciation and amortization	16.6	15.6	6%
Taxes, other than income	5.1	4.7	9%
Total operating expenses	84.9	74.6	14%
Operating income	22.8	21.1	8%
Other income	2.0	1.2	67%
Interest expense	7.5	6.8	10%
Income before taxes	17.3	15.5	12%
Income tax benefit	(.6)	(1.1)	(45)%
Net income	$17.9	$16.6	8%
Adjustments:
Interest expense	7.5	6.8	10%
Income tax benefit	(.6)	(1.1)	(45)%
Depreciation and amortization	16.6	15.6	6%
EBITDA	$41.4	$37.9	9%

Operating Statistics	Three Months Ended
	March 31,
	2024	2023
Revenues (millions)
Retail sales:
Residential	$38.4	$36.2
Commercial	40.2	34.8
Industrial	11.1	10.4
Other	1.9	1.7
	91.6	83.1
Other	16.1	12.6
	$107.7	$95.7
Volumes (million kWh)
Retail sales:
Residential	337.1	357.3
Commercial	486.5	385.5
Industrial	140.5	147.3
Other	20.1	20.2
	984.2	910.3
Average cost of electric fuel and purchased power per kWh	$.031	$.025

The electric business reported net income of $17.9 million in the first quarter, compared to $16.6 million for the same period in 2023. This increase was largely the result of higher retail sales revenue due to rate relief in North Dakota and Montana, and providing power to a data center near Ellendale, North Dakota. The increase was partially offset by lower residential volumes and higher operation and maintenance expense, primarily contract services costs.

The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $8.2 million in higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power; and higher depreciation and amortization expense driven largely by increased rates and coal-fired electric generating facility plant closures, which was offset in operating revenues.

The electric business's EBITDA increased $3.5 million in the first quarter of 2024, compared to 2023, primarily the result of higher retail sales revenue, partially offset by lower residential volumes and higher operation and maintenance expense, as previously discussed.

Natural Gas Distribution	Three Months Ended
	March 31,
	2024	2023	Variance
	(In millions)
Operating revenues	$459.5	$565.7	(19)%
Operating expenses:
Purchased natural gas sold	288.8	397.3	(27)%
Operation and maintenance	59.3	57.2	4%
Depreciation and amortization	25.5	23.2	10%
Taxes, other than income	27.6	29.5	(6)%
Total operating expenses	401.2	507.2	(21)%
Operating income	58.3	58.5	—%
Other income	8.2	4.9	67%
Interest expense	15.7	14.1	11%
Income before taxes	50.8	49.3	3%
Income tax expense	10.7	10.4	3%
Net income	$40.1	$38.9	3%
Adjustments:
Interest expense	15.7	14.1	11%
Income tax expense	10.7	10.4	3%
Depreciation and amortization	25.5	23.2	10%
EBITDA	$92.0	$86.6	6%

Operating Statistics	Three Months Ended
	March 31,
	2024	2023
Revenues (millions)
Retail Sales:
Residential	$263.9	$325.3
Commercial	162.1	202.9
Industrial	14.6	16.7
	440.6	544.9
Transportation and other	18.9	20.8
	$459.5	$565.7
Volumes (MMdk)
Retail sales:
Residential	30.0	32.3
Commercial	19.9	21.4
Industrial	1.8	1.9
	51.7	55.6
Transportation sales:
Commercial	.7	.7
Industrial	56.2	48.8
	56.9	49.5
Total throughput	108.6	105.1
Average cost of natural gas per dk	$5.59	$7.15

The natural gas distribution business reported net income of $40.1 million in the first quarter, compared to $38.9 million for the same period in 2023. The increase was largely the result of interim rate relief in North Dakota and South Dakota, higher interest income and increased transportation revenue, primarily to serve electric generation and industrial customers. These increases were offset in part by a 7% decrease in retail sales volumes to all customer classes due to warmer weather, which was partially offset by weather normalization and decoupling mechanisms. Also decreasing net income was higher depreciation expense, primarily due to increased asset additions, and higher operation and maintenance expense, primarily higher contract services costs and increased software-related expenses.
The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $108.5 million in lower natural gas costs, which decreased both operating revenues and purchased natural gas sold, and $2.1 million in lower revenue-based taxes that decreased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $5.4 million in the first quarter, compared to 2023, primarily the result of rate relief, higher interest income and increased transportation revenue, partially offset by lower retail sales volumes and higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended
	March 31,
	2024	2023	Variance
	(In millions)
Operating revenues	$51.3	$40.8	26%
Operating expenses:
Operation and maintenance	18.5	17.5	6%
Depreciation and amortization	7.1	6.9	3%
Taxes, other than income	3.1	3.3	(6)%
Total operating expenses	28.7	27.7	4%
Operating income	22.6	13.1	73%
Other income	.9	.7	29%
Interest expense	3.9	3.1	26%
Income before taxes	19.6	10.7	83%
Income tax expense	4.5	2.3	96%
Income from continuing operations	15.1	8.4	80%
Discontinued operations, net of tax[1]	—	(.1)	(100)%
Net income	$15.1	$8.3	82%
Adjustments:
Interest expense	3.9	3.1	26%
Interest expense included in discontinued operations, net of tax	—	.1	(100)%
Income tax expense	4.5	2.3	96%
Depreciation and amortization	7.1	6.9	3%
EBITDA	$30.6	$20.7	48%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended
	March 31,
	2024	2023
Transportation volumes (MMdk)	147.6	129.7
Customer natural gas storage balance (MMdk):
Beginning of period	37.7	21.2
Net withdrawal	(14.3)	(12.2)
End of period	23.4	9.0

The pipeline business reported record net income of $15.1 million in the first quarter, compared to $8.3 million for the same period in 2023. The earnings increase was driven by higher transportation volumes, primarily from organic growth projects placed in service in November 2023 and March 2024, and increased contracted volume commitments beginning February 2023 from the North Bakken Expansion project. New transportation and storage service rates effective Aug. 1, 2023, and higher storage-related revenue further drove the increase. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs. The business also incurred higher interest expense as a result of higher debt balances and interest rates.

The pipeline business's EBITDA increased $9.9 million in the first quarter, compared to 2023, primarily from higher transportation and storage revenues, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended
	March 31,
	2024	2023	Variance
	(In millions)
Operating revenues	$625.7	$754.3	(17)%
Cost of sales:
Operation and maintenance	525.2	653.9	(20)%
Depreciation and amortization	4.7	4.2	12%
Taxes, other than income	21.1	28.2	(25)%
Total cost of sales	551.0	686.3	(20)%
Gross profit	74.7	68.0	10%
Selling, general and administrative expense:
Operation and maintenance	32.4	29.9	8%
Depreciation and amortization	1.3	1.3	—%
Taxes, other than income	2.1	1.6	31%
Total selling, general and administrative expense	35.8	32.8	9%
Operating income	38.9	35.2	11%
Other income	2.0	2.8	(29)%
Interest expense	2.7	.1	NM
Income before taxes	38.2	37.9	1%
Income tax expense	10.0	9.1	10%
Income from continuing operations	28.2	28.8	(2)%
Discontinued operations, net of tax[1]	—	(2.7)	(100)%
Net income	$28.2	$26.1	8%
Adjustments:
Interest expense	2.7	.1	NM
Interest expense included in discontinued operations, net of tax	—	2.7	(100)%
Income tax expense	10.0	9.1	10%
Depreciation and amortization	6.0	5.5	9%
EBITDA	$46.9	$43.5	8%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.
NM - not meaningful

Operating Statistics	Three Months Ended
	March 31,
	2024	2023
	(In millions)
Operating revenues:
Electrical & Mechanical	$441.0	$593.1
Transmission & Distribution	188.5	164.9
Intrasegment eliminations	(3.8)	(3.7)
Total revenues	$625.7	$754.3
Operating income:
Electrical & Mechanical	$30.0	$29.9
Transmission & Distribution	14.2	9.7
Corporate and other	(5.3)	(4.4)
Total operating income	$38.9	$35.2

The construction services business reported lower first quarter revenues. Electrical and mechanical revenues were impacted by the absence of hospitality-related projects that were completed in late 2023, partially offset by higher institutional workloads, particularly health care and government projects. Transmission and distribution revenues increased year over year with higher demand for utility workloads, primarily related to transmission, substation and underground projects, and higher transportation workloads, particularly traffic signalization and street lighting projects.

The construction services business reported record first quarter net income of $28.2 million, compared to $26.1 million for the same period in 2023. Margins at the construction services business increased, largely in the utility market, due to efficiencies in labor and equipment utilization. The business was negatively impacted by higher selling, general and administrative costs, including increased rent expense, higher payroll-related costs, increased professional services expenses and decreased other income related to joint ventures.

The construction services business's EBITDA increased $3.4 million in the first quarter, primarily from higher margins, as previously discussed. Slightly offsetting the increase was higher selling, general and administrative costs, as previously discussed.

	Backlog at March 31,
	2024	2023
	(In millions)
Electrical & mechanical	$1,848	$1,792
Transmission & distribution	327	306
	$2,175	$2,098

Construction services backlog at March 31 was an all-time record with transmission and distribution backlog up 7% and electrical and mechanical backlog up 3% compared to March 31, 2023. The business has secured additional projects to replace backlog projects that have been completed or are nearing the end of the project life cycle.

Other
	Three Months Ended
	March 31,
	2024	2023	Variance
	(In millions)
Operating revenues	$1.4	$1.6	(13)%
Operating expenses:
Operation and maintenance	7.5	9.9	(24)%
Depreciation and amortization	.6	1.1	(45)%
Total operating expenses	8.1	11.0	(26)%
Operating loss	(6.7)	(9.4)	(29)%
Other income	5.2	1.1	NM
Interest expense	3.4	.2	NM
Loss before income taxes	(4.9)	(8.5)	42%
Income tax (benefit) expense	(4.5)	.4	NM
Loss from continuing operations	(.4)	(8.9)	(96)%
Discontinued operations, net of tax[1]	—	(42.7)	(100)%
Net loss	$(.4)	$(51.6)	(99)%

Loss from continuing operations	$(.4)	$(8.9)	(96)%
Adjustments:
Costs attributable to strategic initiatives, net of tax[1]	5.7	3.3	73%
Adjusted income (loss) from continuing operations	$5.3	$(5.6)	(195)%
[1] Includes costs attributable to strategic initiatives of $6.6 million, net of tax of $0.9 million and $4.4 million, net of tax of $1.1 million for the three months ended March 31, 2024 and 2023, respectively, which were not included in discontinued operations. For comparability, strategic initiative costs originally reported in 2023 have been adjusted. 2023 strategic costs associated with the Knife River separation are now reflected in discontinued operations.

NM - not meaningful
On May 31, 2023, the company completed the separation of Knife River, its former construction materials and contracting business, into a new publicly traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, except for allocated general corporate overhead costs of the company, which do not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.
During the first quarter, Other experienced an income tax benefit from income tax adjustments related to the company's annualized estimated tax rate. Other also benefited from increased interest income and lower operation and maintenance expense. Decreased operation and maintenance expense is largely a result of corporate overhead costs classified as continuing operations allocated to the construction materials business in 2023 which are not included in Other in 2024. These benefits were partially offset by higher interest expense related to debt issued in connection with the company's strategic initiative costs.

Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for discontinued operations.

Other Financial Data
	March 31,
	2024	2023[1]
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.62	$17.56
Market price per common share	$25.20	$30.48
Market value as a percent of book value	172.4%	173.6%
Total assets	$7,840	$9,843
Total equity	$2,981	$3,575
Total debt	$2,386	$3,349
Capitalization ratios:
Total equity	55.5%	51.6%
Total debt	44.5%	48.4%
	100.0%	100.0%
[1] 2023 amounts include Knife River. Market price per common share is presented as of March 31, 2023.